Exhibit 99.1

United Technologies Corporation
10 Farm Springs Road
Farmington, CT 06032

Gregory J. Hayes President
Chief Executive Officer

February 26, 2016

This morning Honeywell released the details of its February 19 proposal to acquire United Technologies, and over the past few days, there has been much written and said about a possible deal.  I want to take this opportunity to set the record straight on a number of issues.  At UTC, we are focused on creating shareholder value and we evaluate all opportunities that benefit our shareholders. This can be seen through our actions, whether it is divesting Sikorsky, repurchasing shares or making the difficult decision to undertake a large restructuring program.

We have discussed a combination with Honeywell on-and-off for years to determine if there was a way to create shareholder value.  However, after the exploratory discussions last spring it became clear that the regulatory environment had shifted dramatically during the course of 2015.  After consultation with our legal advisors, we concluded that a combination would be blocked outright or, even if it were possible to complete a transaction, the regulatory delay, required divestitures, and customer concerns and concessions would ultimately destroy shareholder value far beyond any synergies.  It would also have a material negative impact on UTC's operations, customer relationships and talent retention.  It would be irresponsible for UTC to move forward with the proposed combination under these circumstances.  The attached document provides a more thorough summary of our regulatory position.

Notwithstanding the significant regulatory challenges and customer concerns, Honeywell's proposal grossly undervalues UTC and overstates potential synergies.  Effectively Honeywell's proposal is a leveraged buyout of UTC using UTC's own strong balance sheet.  Putting aside the insurmountable regulatory risks, the proposal is not an attractive deal for UTC's shareholders and does not reflect UTC's strong long term outlook.  The attached slide deck provides a detailed analysis supporting this position.

Despite the speculation surrounding the potential combination, UTC will remain laser focused on our key priorities – program execution, innovation, cost reduction and disciplined capital allocation.  Our outlook remains strong.  We have innovative products, such as our revolutionary Geared Turbofan engine, industry-leading franchises with global scale and solid market fundamentals in our core businesses.  As a result, UTC is well positioned to deliver strong earnings growth and create shareholder value well into the future.

Sincerely,

Gregory J. Hayes

UTC REGULATORY POSITION

United Technologies remains firm in its belief that any combination with Honeywell would encounter insurmountable regulatory challenges in the U.S., EU, China, Brazil, Canada and other markets. Our Board of Directors and management team have devoted significant time to analyzing the regulatory issues and have received guidance from three leading law firms that a combination would be blocked outright or conditioned on significant divestitures after a lengthy and disruptive review period that would ultimately destroy shareholder value and undermine any rationale for the deal itself.  The value destruction from the cloud of uncertainty hanging over our businesses, employees and customers during an extended review period would be significant, and, under Honeywell's proposed construct, borne much more heavily by United Technologies and our shareowners.  The most recent public statements made by Honeywell and its advisors have reinforced our assessment that Honeywell simply believes it is in its interests to gloss over these fundamental transaction risks in connection with pursuing this opportunistic approach.

Regulatory Environment

The current U.S. and global regulatory environment is the most aggressive toward mega-deals in decades.  A string of recent successful merger challenges has emboldened regulators to challenge mega-deals and demand increasingly broad remedies.  In addition, the U.S. Department of Defense has stated that it is strongly opposed to any further consolidation of major defense contractors.  Even those transactions in which the parties were represented by former heads of the DOJ Antitrust Division or FTC Bureau of Competition are not immune to being blocked, abandoned, or made contingent on larger than expected divestitures, including Electrolux/GE (abandoned December 2015), Sysco/US Foods (blocked June 2015), Office Depot/Staples (pending) and Halliburton/Baker Hughes (pending). See Exhibit A –The New Reality of U.S. Merger Enforcement.

Besides the U.S., regulators in the EU, China, Brazil and Canada (each a home to a major aircraft manufacturer) will also carefully review the transaction.  Each of these jurisdictions has independent authority to challenge the deal, impose divestiture remedies, and reject divestiture buyers.  Each regulator will conduct an independent investigation on its own timeline that will include written applications from the parties, outreach to customers, suppliers and competitors, and market studies.  These regulatory reviews likely would take up to 18 months, if not longer, given recent experience with transactions involving fewer areas of overlap.

Competitive Overlaps and Customer Reaction

Pervasive and complex competitive overlaps and customer opposition present overwhelming obstacles to regulatory approval.  The two companies are the world's largest aerospace systems suppliers and are head to head competitors (and in some cases the only true competitors) in numerous business lines in aerospace and building systems.  In the aerospace systems segment, the combined companies would have $30 billion of revenue and would dwarf the next competitor by nearly four times.  In addition, there is broad and meaningful overlap in our portfolios.  With respect to aerospace systems and aircraft engines, these overlaps include, but are not limited to:

▪	small/medium aircraft engines
▪	auxiliary power units
▪	air management systems

▪	aircraft electric systems
▪	aircraft wheels & brakes
▪	aircraft engine starters
▪	aircraft sensors
▪	aircraft engine controls
▪	aircraft lighting
▪	space systems
In our commercial businesses, we have significant overlap in security access and intrusion systems and fire panels and commercial fire detection and alarm systems.

In addition, the four largest commercial airframe manufacturers – Airbus, Boeing, Bombardier and Embraer – have already voiced their opposition to this potential combination both publicly and in no uncertain terms directly to UTC from the highest levels of each customer.  Given this level of customer opposition, which we predicted and indicated to Honeywell directly, we do not believe that even significant financial concessions could make them supportive of the proposed deal.  To the extent remedial divestitures are even possible, the large number and breadth of the overlaps would affect dozens of the companies' businesses around the world, with value destructive levels of revenue lost under tax-inefficient circumstances, pressuring future operating results and significantly impacting synergies.
Divestiture Process and Impact
There is also a serious question whether divestitures on the scale that would be required here may even be feasible.  Regulators' increasingly strict insistence upon robust remedies to ensure continued competition makes it unlikely that they would accept anything short of stand-alone business unit divestitures in these circumstances.  In addition, the agencies are virtually certain to require multiple upfront buyers here, meaning that, even under the best of circumstances, the timeline would be significantly extended.

Each potential buyer will be scrutinized by regulators and customers in each jurisdiction.  Both will be skeptical of or refuse to accept any buyer that is: a close competitor of the business to be sold; a company that lacks demonstrated engineering technical capability and resources devoted to product development; a company that has a history of "harvesting intellectual property rights" and not developing new products; or financial investors such as private equity firms.
Further complicating the necessary consensus among regulators as to acceptable buyers is that some jurisdictions, including China, regulate with the development of their national economic interests in mind.

In this case, because China's industrial policy places significant emphasis on domestic aerospace capability, the challenges may be even greater.  China's merger review authority (MOFCOM) likely will require divestiture of significant aerospace assets and, based on their past practice, may have a preference that the buyers of these assets be Chinese companies.  This poses significant conflicts with CFIUS, ITAR and other U.S. laws focused on national security policy.
In the end, as has been seen in recent high profile transactions, the regulators may well determine that no amount of divestitures will adequately address the competitive issues or that the proposed divestitures need to be at a level that is not supportable.

In the U.S., the regulator must ultimately sustain its determination in court.  In the EU, an appeal from a Commission prohibition takes years.  In much of the rest of the world, there is no appeal.

After a prolonged review and period of uncertainty weighing on the business, the options will be to accept the agency-imposed divestitures regardless of the impact on the business and shareholder value, abandon the transaction, or have the deal blocked.

Value Destruction

The combination of the factors outlined above results in an unacceptable and imprudent level of risk and uncertainty regarding whether this deal would ever receive approval and, if received, the timing and cost of a closing.  Contrary to statements made by Honeywell's advisors, there is nothing "easy" about the regulatory process and prospects for this proposed deal.  In fact, there is a high likelihood that the deal could fail and the prolonged review process would have a material negative impact on UTC's operations, customer relationships and talent retention.  It is important to note that after the deal between Honeywell and GE was rejected in 2001 by the European Commission, Honeywell's stock price fell 38% over the 2000 to 2005 timeframe.  In light of this, it would be irresponsible for UTC to move forward with this proposed combination.

Exhibit A -- The New Reality of US Merger Enforcement

In July 2015, Assistant Attorney General Bill Baer, antitrust chief at the Department of Justice, cautioned "[t]here are some ideas that should never get out of the boardroom."1  A string of successful merger challenges has emboldened regulators to challenge mega-deals and demand increasingly broad remedies after review periods lasting well over a year.  Even those transactions in which the parties were represented by former heads of the DOJ Antitrust Division or FTC Bureau of Competition are not immune to being blocked, abandoned, or made contingent on larger than expected divestitures:

•
Electrolux/GE (abandoned December 2015):  Deal abandoned by GE after 15 months while in the midst of DOJ litigation challenging deal.  Both Electrolux and GE were represented by former Assistant or Deputy Assistant Attorneys General from the Antitrust Division.

•
Sysco/US Foods (blocked June 2015):  FTC successfully obtained a preliminary injunction blocking the deal following 15-month FTC investigation and five months of court proceedings. Sysco was represented by the former Director of the FTC Bureau of Competition and the former Chief Trial Counsel of the FTC Bureau of Competition.

•
Office Depot/Staples (pending):  FTC sued to block after ten-month investigation after rejecting an expansive divestiture package.  Office Depot is represented by the former Director of the FTC Bureau of Competition, and Staples is represented by the former Director of Litigation and Head of Merger Enforcement at the FTC.

•
Halliburton/Baker Hughes (pending):  Parties' divestiture offers have been rejected by DOJ and the EC.  The deal has been pending for 15 months with no clear path forward.  Baker Hughes is represented by the former Deputy Assistant Attorney General for Antitrust and FTC Bureau of Competition Director.

1 Brent Kendall, As Mergers Multiply, Antitrust Cops Raise Their Game, The Wall Street Journal (July 2, 2015).